Filed Pursuant to Rule 424(b)(3)

Registration No. 333-207347

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated May 18, 2016)

38,128,672 Shares

VIEWRAY, INC.

Common Stock

This prospectus supplement No. 3 supplements the prospectus dated May 18, 2016  (the “Prospectus”), relating to the offering and resale by the selling stockholders identified in the Prospectus of up to 38,128,672 shares of our common stock, par value $0.01 per share. These shares were privately issued to the selling stockholders on July 23, August 13 and August 17, 2015 in connection with a private placement and a share exchange transaction described in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on June 21, 2016.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Global Market under the symbol “VRAY.” As of June 20, 2016 the last reported sale price for our common stock was $4.64 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 8 of the Prospectus, as updated or superseded by the “Risk Factors” section beginning on page 29 of our most recent Quarterly Report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 21, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 20, 2016, ViewRay, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”) at the Company’s offices located at 815 E. Middlefield Road, Mountain View, California 94043. Only stockholders of record at the close of business on April 27, 2016, the record date for the Annual Meeting, were entitled to vote at the Annual Meeting. As of the record date, 38,230,459 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, 33,222,234 shares of the Company’s common stock were voted in person or by proxy for the two proposals set forth below, each of which is described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 29, 2016.

Set forth below, with respect to each such matter, are the number of votes cast for or against, the number of votes withheld and the number of broker non-votes.

Proposal No. 1 – Election of Directors

The Company’s stockholders elected Chris A. Raanes, Aditya Puri and Henry A. McKinnell, Jr., Ph.D., to serve as Class I directors of the Company until the 2019 Annual Meeting of Stockholders or until their successors are elected.

Nominee	For	Withhold	Broker Non-Votes
Chris A. Raanes	32,450,775	32,435	739,024
Aditya Puri	32,455,145	28,065	739,024
Henry A. McKinnell, Jr.	32,451,939	31,271	739,024

Proposal No. 2 – Ratification of Selection of Independent Registered Accounting Firm

The Company’s stockholders ratified the selection, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016.

For	Against	Withhold	Broker Non-Votes
33,203,885	2,000	16,349	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Dated: June 21, 2016	By:/s/ Chris A. Raanes Name:Chris A. Raanes Title:Chief Executive Officer